EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information

Media Contact: Jay Fredericksen

904-357-9106

Investor Contact: Parag Bhansali

904-357-9155

Rayonier/Consortium Close on Purchase of New Zealand Forests

JACKSONVILLE, Florida, October 4, 2005 -- Rayonier (NYSE:RYN) said today that transactions have been completed by a consortium including Rayonier relating to the previously announced acquisition of 235,000 acres of New Zealand forests owned by Carter Holt Harvey for approximately US$300 million, and the consortium's purchase of Rayonier's 118,000 acres there for approximately US$185 million. Rayonier has a 49.7 percent equity interest in the consortium and is the manager of the combined forest estate.

"With the close of these transactions, we have increased the area of our forest holdings in this important region, incorporated them into our tax-efficient REIT structure, partially monetized our investment and returned cash to the U.S.," said Lee Nutter, Chairman, President and CEO. "The proceeds will be used to support growth of our higher-and-better-use real estate business in the coastal corridor of Northeast Florida/ Southeast Georgia and the purchase of additional timberlands."

Rayonier has 2.2 million acres of timberland and real estate in the U.S. and New Zealand. Its real estate subsidiary, TerraPointe LLC, is charged with maximizing the value of Rayonier's higher-and-better-use properties, including 200,000 acres in the coastal counties of Northeast Florida and Southeast Georgia. Rayonier is also the world's leading producer of high performance specialty cellulose fibers and has customers in more than 50 countries.

For further information, visit the company's web site at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax or by calling 1-800-RYN-7611.